TBS INTERNATIONAL LIMITED & SUBSIDIARIES                EXHIBIT 10.4

SUPPLEMENTAL LETTER TO THE LOAN AGREEMENT

To:	Claremont Shipping Corp., Yorkshire Shipping Corp.
and TBS International Limited
Commerce Building
One Chancery Lane
Hamilton HM12
Bermuda

Attn: William J. Carr

Copy:	TBS Shipping Services Inc.
612 East Grassy Sprain Road
Yonkers, NY 10710
U.S.A.

Attn: Ferdinand V. Lepere

24 March 2009

Dear Sirs

Loan Agreement dated 7 December 2007 made between (i) Claremont Shipping Corp. and Yorkshire Shipping Corp. as joint and several Borrowers and (ii) Credit Suisse as Lender and Swap Bank relating to a term loan facility of US$40,000,000 as supplemented by an amendment letter dated 19 March 2008 (together the “Loan Agreement”)

We refer to the Loan Agreement.  Words and expressions defined therein shall have the same meaning when used herein except as expressly provided in this supplemental letter.

We refer to your request to make a voluntary prepayment under the Loan Agreement in an amount of US$3,000,000 (plus any breakage accrued interest and breakage costs applicable thereto).  Notwithstanding the terms of Clause 7.9 of the Loan Agreement, we agree that such prepayment shall be applied in order of maturity and pro rata against each Advance as follows:

1.
in respect of the Ship A Advance such prepayment shall be applied against the two instalments each of US$750,000 due on 12 September 2009 and 12 December 2009; for the avoidance of doubt the repayment of instalments for this Advance shall continue thereafter in the manner described in the Loan Agreement and the next repayment of US$437,000 shall be paid on 12 March 2010; and

2.
in respect of Ship B Advance such prepayment shall applied against the two instalments each of US$750,000 due on 19 August 2009 and 19 November 2009; for the avoidance of doubt the repayment of instalments for this Advance shall continue thereafter in the manner described in the Loan Agreement and the next repayment of US$750,000 shall be paid on 19 February 2010.

In addition we refer to your request that we agree to waive your compliance with certain financial covenants under the Loan Agreement for the period commencing from the date of signing of this letter up to 1 January 2010 at 12:00a.m. Eastern time (the “Waiver Period”).  We hereby give our consent to such request subject to the following conditions:

1.	receipt by us from the Borrowers of a (non-refundable) fee in an amount of US$143,750 no later than 12 March 2009;

2.
receipt by us of satisfactory evidence in such form as we may in our sole discretion require that the lenders under the Bank of America Facilities and the RBS Facilities have agreed to similar waivers; and

3.	no Event of Default or Potential Event of Default has occurred or is continuing or would result from the waivers being made.

Upon satisfaction of such conditions, the following amendments to the Loan Agreement temporarily apply for the duration of the Waiver Period:

1.	Notwithstanding the provisions of Clause 4.12 of the Loan Agreement, the applicable rate of Margin shall be 2.75%.

2.	Any breach by the Borrowers of the requirement set out at Clause 14.1 of the Loan Agreement shall not be an Event of Default pursuant to Clause 18.1(b) of the Loan Agreement.

3.
Any breach of the requirements of the financial covenants set out at paragraphs (a) and (c) of Schedule 3 of the Loan Agreement shall not be an Event of Default pursuant to Clause 18.1(c) of the Loan Agreement.

4.	The following amendments shall apply to the financial covenants set out at Schedule 3 of the Loan Agreement:

a.	the Minimum Cash Liquidity requirement for each calendar month shall be increased from US$15,000,000 to US$40,000,000; and

b.	paragraph (d) (Minimum Consolidated Fixed Charge Coverage Ratio) shall be amended to read:

“Minimum Consolidated Interest Charge Coverage Ratio  Permit the Consolidated Interest Charge Coverage Rate as of the end of any fiscal quarter and for the period of:

(i)	the two fiscal quarters of Holdings ending 30 June 2009 to be less than 1.10:1.00;

(ii)	the three fiscal quarters of Holdings ending 30 September 2009 to be less than 1.35:1.00; and

(iii)	the four fiscal quarters of Holdings ending 31 December 2009 to be less than 1.75:1.00.”.

With effect from 1 January 2010 the temporary amendments to the Loan Agreement described above shall cease to apply and the terms of the Loan Agreement which applied prior to the Waiver Period shall be reinstated.  For the avoidance of doubt we confirm that with effect from 1 January 2010 the Borrowers shall undertake not to permit the minimum “Consolidated Interest Charge Coverage Ratio” (originally defined as the “Consolidated Fixed Charge Coverage Ratio” in the Loan Agreement and as such defined term is amended below) for the four fiscal quarters of Holdings ending 31 March 2009 and for the most recently completed four fiscal quarters as at each quarter date falling thereafter to be less than 1.50:1.00.

We also agree that with effect from the date of this letter the following amendments shall be made to the Loan Agreement:

1.
The defined term “Consolidated Fixed Charge Coverage Ratio” shall amended to be the term “Consolidated Interest Charge Coverage Ratio” (but otherwise having the same meaning) and thereafter all references in the Loan Agreement and any of the Schedules thereto to “Consolidated Fixed Charge Coverage Ratio” shall be amended to refer to “Consolidated Interest Charge Coverage Ratio”.

2.	The definition of “Consolidated EBITDA” shall be amended to read:

““Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period, plus:

(a) the following to the extent deducted in calculating such Consolidated Net Income (and without duplication):  (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense, (iv) net losses from the sales of vessels as permitted under this Agreement and (v) any noncash impairment charges incurred during each fiscal year of Holdings and its Subsidiaries ending December 31, 2008 and December 31, 2009 in respect of any of Holdings’ or its Subsidiaries’ goodwill and Vessels, (in each case of or by Holdings and its Subsidiaries for such Measurement Period); and minus

(b) the following to the extent included in calculating such Consolidated Net Income, all net gains from the sales of vessels as permitted under this Agreement (in each case of or by Holdings and its Subsidiaries for such Measurement Period); provided that, to the extent characterized as interest on the income statements of Holdings and its Subsidiaries for such Measurement Period pursuant to FASB Interpretation No. 133 – Accounting for Derivative Instruments and Hedging Activities (June 1998), noncash adjustments in connection with any interest rate Swap Contract entered into by Holdings or any of its Subsidiaries, shall be excluded;”.

3.	The definition of “Consolidated Interest Charges” shall be amended to read:

““Consolidated Interest Charges” means, for any Measurement Period, the sum of:

(a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest but excluding capitalized interest on Permitted New Vessel Construction Indebtedness) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP;

(b) all interest paid or payable with respect to discontinued operations; and

(c) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period, provided that, to the extent characterized as interest on the income statements of Holdings and its Subsidiaries for such Measurement Period pursuant to FASB Interpretation No. 133 – Accounting for Derivative Instruments and Hedging Activities (June 1998), noncash adjustments in connection with any interest rate Swap Contract entered into by Holdings or any of its Subsidiaries, shall be excluded;”.

TBS International Limited, by signature of this letter, confirms its approval to the amendments to the Loan Agreement set out herein and confirms that the Guarantee shall remain in full force and effect.

The provisions of clause 30 (Law and Jurisdiction) of the Loan Agreement shall apply to this Letter.  For the avoidance of doubt all terms of the Loan Agreement and the Finance Documents shall remain in full force and effect and, save as provided herein, unchanged.

Yours faithfully

/s/ Meike Macttig       /s/ Carla Sforzini
duly authorised for
CREDIT SUISSE
(as Lender and Swap Bank)

Accepted and agreed this 24 day of March 2009 by:

/s/ Ferdinand V. Lepere                                                                                   /s/ Ferdinand V. Lepere
duly authorised for                                                                                        duly authorised for
Claremont Shipping Corp.                                                                                  Yorkshire Shipping Corp.

We hereby confirm and acknowledge that we have read and understood the terms and conditions of the above letter and agree in all respects to the same and confirm that the Corporate Guarantee to which we are a party shall remain in full force and effect and shall continue to stand as security for the obligations of the Borrowers under the Loan Agreement.

/s/ Ferdinand V. Lepere
TBS INTERNATIONAL LIMITED
(as Guarantor)